Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of New Media Investment Group Inc. filed on August 29, 2019 and related Joint Proxy Statement/Prospectus of New Media Investment Group Inc. and Gannett Co., Inc. and to the incorporation by reference therein of our reports dated February 27, 2019, with respect to the consolidated financial statements and schedule of New Media Investment Group Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of New Media Investment Group Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
August 28, 2019